Exhibit 3.4

AMENDMENT TO ARTICLES OF INCORPORATION CHANGING NAME FROM CLIFF GRAPHICS INTERNATIONAL, INC., A NEVADA CORPORATION TO GLOBAL GOLF HOLDINGS, INC., A NEVADA CORPORATION DATED MARCH 8, 1995 FILED C 58731 ----- E078556 IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA ----------------------------------------- MAR 08 1995 ----------- No. 5365-86
----------- DEAN HELLER DEAN HELLER, SECRETARY OF STATE CERTIFICATE AMENDING THE ARTICLES OF INCORPORATION OF CLIFF GRAPHICS INTERNATIONAL, INC.

We, the undersigned, Robert G. Russo, Jr., President and Daryl F. Russo, Asst. Secretary, of Cliff Graphics International, Inc., do hereby certify:

That the shareholders of said corporation at a meeting duly convened, held on the 28th date of January, 1995, adopted a resolution to amend the original articles as follows: Article One is hereby amended to read follows:

The name of the Corporation is Global Golf Holdings, Inc.
The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 3,064,069,

that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ ROBERT F. RUSSO, JR.
------------------------------------
ROBERT F. RUSSO, JR., PRESIDENT

/s/ DARYL F. RUSSO
------------------------------------
DARYL F. RUSSO, ASST. SECRETARY

STATE OF ARIZONA }
} ss.
COUNTY OF MARICOPA }

On March 7th , 1995, personally appeared before me, a Notary Public, Robert
F. Russo, Jr. and Daryl F. Russo, who acknowledged that they executed the above instrument.
RECEVEID
/s/ Notary Public
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333 NC Notary Public MAR 08 1995 My Commission Expires Feb. 29, 1996
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Secretary of State